Exhibit 10.2

AMENDMENT NO. 1

TO THE

STOCK PURCHASE AGREEMENT

AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT, dated May 28, 2020 (the “Amendment”), among 1847 Asien Inc., a Delaware corporation (the “Buyer”), Asien’s Appliance, Inc., a California corporation (the “Company”), Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as Trustees of the Wilhelmsen Family Trust, U/D/T dated May 1, 1992 (the “Seller”), and 1847 Holdings LLC, a Delaware limited liability company (“Buyer Parent”). Each of the Buyer, the Company the Seller and the Buyer Parent are sometimes referred to in this Amendment individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A. The Parties have previously entered into that certain Stock Purchase Agreement, dated as of March 27, 2020 (the “Stock Purchase Agreement”).

B. The Parties desire to amend the Stock Purchase Agreement as set forth herein.

C. Pursuant to Section 9.3 of the Stock Purchase Agreement, the Stock Purchase Agreement may be amended by the Parties only by an instrument in writing signed on behalf of the Buyer, the Company and the Seller.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree to the following:

1. Definitions. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Stock Purchase Agreement, as applicable.

2. Amendments.

A. Section 2.1 as set forth in the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller will sell, transfer and deliver, and the Buyer will purchase from the Seller, all of the Shares for an aggregate purchase price of One Million, Nine Hundred Eighteen Thousand Dollars ($1,918,000) (the “Purchase Price”), subject to adjustment as described in Section 2.2, consisting of: (i) Two Hundred Thirty-Three Thousand Dollars ($233,000) in cash (the “Cash Portion”), (ii) The Seller Amortizing Note (as defined below), in the aggregate principal amount of Two Hundred Thousand Dollars ($200,000), (iii) the Demand Note (as defined below), in the aggregate principal amount of Six Hundred Fifty-Five Thousand Dollars ($655,000), and (iv) the Buyer Shares (as defined below).

(a) At the Closing, the Buyer will deliver to Seller the Cash Portion (subject to any adjustment pursuant to Section 2.2 hereof) in immediately available funds to an account designated by the Seller prior to the Closing.

(b) At the Closing, the Buyer will deliver to Seller a subordinated amortizing promissory note in the aggregate principal amount of Two Hundred Thousand Dollars ($200,000)in the form set forth on Exhibit A of this Amendment, (the “Seller Amortizing Note”).

(c) At the Closing, the Buyer will deliver to Seller a demand promissory note in the aggregate principal amount of Six Hundred Fifty-Five Thousand Dollars ($655,000) in the form set forth on Exhibit B of this Amendment, (the “Seller Demand Note” and together with the Seller Amortizing Note, the “Seller Notes”).

(d) At the Closing, the Buyer will issue to the Seller 415,000 common shares of the Buyer Parent that, in aggregate, have a value as mutually agreed upon by the parties that is equal to Eight Hundred Thirty Thousand Dollars ($830,000) (the “Buyer Shares”), by causing the Buyer Parent’s transfer agent to issue to the Seller the Buyer Shares. As soon as practicable following the Closing, the Buyer Parent will file a registration statement on Form S-1 for the purpose of registering for resale under the Securities Act of 1933, as amended, the Buyer Shares and will use commercially reasonable efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission as soon as reasonably practicable. The Seller will cooperate with the Buyer Parent and provide any requested information and complete any necessary selling security holder questionnaires as Buyer Parent may require in order to register the Buyer Shares in accordance with this Section 2.1(b). In addition, upon the request of the Seller from to time to time, Buyer Parent shall be responsible (at its cost) for promptly supplying to Buyer Parent’s transfer agent and the Seller a customary legal opinion letter of its counsel to the effect that the resale of the Buyer Shares by the Seller or its affiliates, successors and assigns is exempt from the registration requirements of the Securities Act pursuant to Rule 144 (provided the requirements of Rule 144 are satisfied and provided the Buyer Shares are not then registered under the Securities Act for resale pursuant to an effective registration statement).

(e) At the Closing, the Seller will deliver to the Buyer a certificate or certificates representing the Shares, if certificated, duly endorsed or accompanied by stock powers duly endorsed in blank.”

B. Section 2.2(c) as set forth in the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“(c) Adjustment for Outstanding Indebtedness. Except for up to $357,000 of indebtedness of the Company under the SBA’s Paycheck Protection Program and, up to $210,000 in fees owed to Upton Financial Group, Inc., and $175,000 in assumed liabilities, which indebtedness and fees will remain obligations of the Company following the closing, the Purchase Price shall be decreased by the amount of any outstanding indebtedness of the Company existing as of the Closing Date and the deducted amount shall be utilized to pay off such outstanding indebtedness.”

C. Section 2.4(a) as set forth in the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“(a) At the Closing, the Buyer will (i) pay to the Seller the Purchase Price, adjusted in accordance with subsection 2.2(b) above and less the amounts paid pursuant to subsection 2.2(c) above by paying such sum to the Seller by transfer of immediately available funds in accordance with instructions provided by the Seller, (ii) issue to the Seller the Seller Notes, (iii) deliver to the Seller a certificate or certificates representing the Buyer Shares duly endorsed or accompanied by stock powers duly endorsed in blank and (iv) deliver to the Seller all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement.”

D. Section 2.5 as set forth in the Stock Purchase Agreement is hereby added as follows:

“2.5 Right of Repurchase.

(a) Upon five (5) calendar days written notice to the Seller and the Transfer Agent (the "Repurchase Notice"), from time to time during the one year period following the Closing of the Acquisition, the Buyer Parent shall have the right to repurchase any or all of the Buyer Shares then held by the Seller from the Seller for a purchase price of $2.50 per share.

(b) The Buyer Shares to which the Repurchase Notice relates (the “Surrendered Shares”) will be surrendered for repurchase within five calendar days of the receipt of the Repurchase Notice (the “Repurchase Date”). The Seller shall also provide a stock power, with a medallion guarantee and such other instruments of transfer as may be reasonably requested by the Buyer Parent in order to transfer the Surrendered Shares to the Buyer Parent. On the Repurchase Date, the Seller will represent and warrant in writing to the Buyer Parent that the Seller has good title to such Surrendered Shares free and clear of any liens. The Company shall pay for such Surrendered Shares in cash.”

E. Section 7.4 as set forth in the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“7.4 Transfer of Cash and Cash Equivalents. On or prior to the Closing, the Company and Seller will transfer, or cause to be distributed all cash and cash equivalents of the Company to, among other things, pay any fees owed by Company to brokers or advisors (including termination fees under any advisory agreement) and any indebtedness for borrowed money; provided, however, that the Company shall have an amount in cash in its corporate bank account and on hand at its store locations at the Closing that is equal to $ 1,573,000 in the aggregate.”

F. Section 8.1(k) of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“(k) The Buyer shall have entered into (i) a consulting agreement with Joerg Christian Wilhelmsen, and (ii) a consulting agreement with Upton Financial Group, Inc., each in the forms set forth on Exhibit C and Exhibit D of this Amendment, respectively.”

3. Effect of Amendment. Except as amended as set forth above, the Stock Purchase Agreement shall continue in full force and effect.

4. Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5. Governing Law. This Amendment will be governed by, and construed in accordance with, the Laws of the State of California, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Florida.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first above written.

BUYER:

1847 Asien Inc.

By:	/s/ Robert Patterson
Name: Robert Patterson
Title: CEO

BUYER PARENT:

1847 Holdings LLC

By:	/s/ Ellery Roberts
Name: Ellery Roberts
Title: CEO

COMPANY:

Asien’s Appliance, Inc.

By:	/s/ Joerg Christian Wilhelmsen
Name: Joerg Christian Wilhelmsen
Title: President/CEO

SELLER:

Joerg Christian Wilhelmsen and Susan
Kay Wilhelmsen, as Trustees of the
Wilhelmsen Family Trust, U/D/T
dated May 1, 1992

By:	/s/ Joerg Christian Wilhelmsen
Name: Joerg Christian Wilhelmsen
Title: Trustee

By:	/s/ Susan Kay Wilhelmsen
Name: Susan Kay Wilhelmsen
Title: Trustee